UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

RedBall Acquisition Corp.
(Name of Issuer)

Class A Ordinary Shares, par value $0.0001 per share
(Title of Class of Securities)

G7417R105
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G7417R105	SCHEDULE 13G	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBall SponsorCo LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7417R105	SCHEDULE 13G	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBall SponsorCo GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. G7417R105	SCHEDULE 13G	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBird Series 2019 GenPar LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. G7417R105	SCHEDULE 13G	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBird Series 2019 Carry Vehicle LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. G7417R105	SCHEDULE 13G	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBird Capital Partners Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. G7417R105	SCHEDULE 13G	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBird Capital Partners LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

CUSIP No. G7417R105	SCHEDULE 13G	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS
S2019 RedBall LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7417R105	SCHEDULE 13G	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBird Series 2019, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7417R105	SCHEDULE 13G	Page 10 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBird Series 2019 GP Co-Invest, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7417R105	SCHEDULE 13G	Page 11 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBird Series 2019 GP Co-Invest GenPar LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. G7417R105	SCHEDULE 13G	Page 12 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBird Holdings Carry Vehicle LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7417R105	SCHEDULE 13G	Page 13 of 16 Pages

1	NAMES OF REPORTING PERSONS
RedBird Series 2019 Holdings Carry Vehicle LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7417R105	SCHEDULE 13G	Page 14 of 16 Pages

1	NAMES OF REPORTING PERSONS
Gerald J. Cardinale

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
14,195,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
14,195,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,195,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Item 1(a).	Name of Issuer

RedBall Acquisition Corp.
Item 1(b).	Address of Issuer’s Principal Executive Offices

667 Madison Avenue, 16th Floor
New York, New York 10065
Item 2(a).	Name of Person Filing

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the        “Reporting Persons”:

(i)	RedBall SponsorCo LP, a Cayman Islands exempted limited partnership;
(ii)	RedBall SponsorCo GP LLC, a Cayman Islands limited liability company;
(iii)	RedBird Series 2019 GenPar LLC, a Delaware limited liability company;
(iv)	RedBird Series 2019 Carry Vehicle LLC, a Delaware limited liability company;
(v)	RedBird Capital Partners Holdings LLC, a Delaware limited liability company;
(vi)	RedBird Capital Partners LLC, a Delaware limited liability company;
(vii)	S2019 RedBall LP, a Cayman Islands exempted limited partnership;
(viii)	RedBird Series 2019, LP, a Delaware limited partnership;
(ix)	RedBird Series 2019 GP Co-Invest, LP, a Delaware limited partnership;
(x)	RedBird Series 2019 GP Co-Invest GenPar LLC, a Delaware limited liability company;
(xi)	RedBird Holdings Carry Vehicle LP, a Delaware limited partnership;
(xii)	RedBird Series 2019 Holdings Carry Vehicle LP, a Delaware limited partnership; and
(xiii)	Gerald J. Cardinale

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Schedule 13G is being filed on behalf of each of them.
Item 2(b).	Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of the Reporting Persons is:

c/o RedBall SponsorCo LP
667 Madison Avenue, 16th Floor
New York, New York 10065

Item 2(c).	Citizenship

See Item 4 of the attached cover pages.

Item 2(d).	Title of Class of Securities

Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”)
Item 2(e).	CUSIP Number:

G7417R105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership

RedBall SponsorCo LP is the record holder of 14,195,000 Class B ordinary shares (“Class B Ordinary Shares”).  The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of the Issuer’s merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Issuer has not yet identified, or earlier at the option of the holder thereof, on a one-for-one basis, subject to adjustment as described in the Issuer’s Prospectus filed with the Securities and Exchange Commission (“SEC”) on August 13, 2020.  As a result of RedBall SponsorCo LP’s present ability to convert the Class B Ordinary Shares of which it is the record owner into an equivalent number of Class A Ordinary Shares, RedBall SponsorCo LP has beneficial ownership over the Class A Ordinary Shares reported herein.

RedBall SponsorCo GP LLC is the general partner of RedBall SponsorCo LP and has voting and investment discretion with respect to the Class B Ordinary Shares held of record by RedBall SponsorCo LP.  RedBird Series 2019 GenPar LLC is the sole member of RedBall SponsorCo GP LLC.  S2019 RedBall LP is a limited partner of RedBall SponsorCo LP.  RedBird Series 2019, LP is a limited partner of S2019 RedBall LP.  RedBird Series 2019 GP Co-Invest, LP is a limited partner of S2019 RedBall LP.  RedBird Series 2019 GP Co-Invest GenPar LLC is the general partner of RedBird Series 2019 GP Co-Invest, LP.

RedBird Series 2019 Carry Vehicle LLC is the sole member of RedBird Series 2019 GenPar LLC.  RedBird Capital Partners Holdings LLC is the sole member of RedBird Series 2019 Carry Vehicle LLC.  RedBird Capital Partners LLC is the manager of RedBird Capital Partners Holdings LLC.  RedBird Holdings Carry Vehicle LP is a member of RedBird Capital Partners LLC.  RedBird Series 2019 Holdings Carry Vehicle LP is a limited partner of RedBird Holdings Carry Vehicle LP.

Gerald J. Cardinale is a limited partner of RedBird Series 2019 Holdings Carry Vehicle LP and the managing member of RedBird Capital Partners LLC.

As a result of the aforementioned relationships, Mr. Cardinale and each of the foregoing entities may be deemed to share beneficial ownership of the Class A Ordinary Shares of which RedBall SponsorCo LP is the beneficial owner.  Mr. Cardinale and each of the foregoing entities disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly, and the filing of this Schedule 13G should not be construed as an admission that any of the Reporting Persons is, for purposes of Section 13 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), the beneficial owner of the Class A Ordinary Shares reported herein.

The beneficial ownership percentage set forth in this Schedule 13G is calculated as determined pursuant to Rule 13d-3 of the Exchange Act, and is based upon the 57,500,000 Class A Ordinary Shares outstanding as of November 12, 2020, as reported in the Form 10-Q filed by the Issuer with the SEC on November 13, 2020, together with the 14,195,000 Class A Ordinary Shares that RedBall SponsorCo LP has the right to obtain, within sixty days, upon conversion of the Class B Ordinary Shares of which RedBall SponsorCo LP is the record owner.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2021

RedBall Sponsor Co. LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBall SponsorCo GP LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019 GenPar LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019 Carry Vehicle LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Capital Partners Holdings LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Capital Partners LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

S2019 RedBall LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019, LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019 GP Co-Invest, LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019 GP Co-Invest GenPar LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Holdings Carry Vehicle LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019 Holdings Carry Vehicle LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

Gerald J. Cardinale

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale

APPENDIX A

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 11, 2021

RedBall Sponsor Co. LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBall SponsorCo GP LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019 GenPar LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019 Carry Vehicle LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Capital Partners Holdings LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Capital Partners LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

S2019 RedBall LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019, LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019 GP Co-Invest, LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019 GP Co-Invest GenPar LLC

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Holdings Carry Vehicle LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

RedBird Series 2019 Holdings Carry Vehicle LP

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

Gerald J. Cardinale

By:	/s/ Gerald J. Cardinale
	Name:	Gerald J. Cardinale